UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2019 (July 2, 2019)

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee		37214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01	RHP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 2, 2019, Aurora Convention Center Hotel, LLC (“Hotel Owner”) and Aurora Convention Center Hotel Lessee, LLC (“Tenant” and collectively with Hotel Owner, the “Loan Parties”), subsidiaries of the entities comprising the joint venture (the “Gaylord Rockies joint venture”) that owns the Gaylord Rockies Resort and Convention Center in Aurora, Colorado (the “Gaylord Rockies”) entered into a Second Amended and Restated Loan Agreement (the “Gaylord Rockies Loan Agreement”), among the Loan Parties, Wells Fargo Bank, National Association, as administrative agent, and the certain financial institutions from time to time a party. Pursuant to the Gaylord Rockies Loan Agreement, the Loan Parties refinanced the $500 million construction loan and $39 million mezzanine loan for the Gaylord Rockies joint venture, which were scheduled to mature in December 2019.

Under the Gaylord Rockies Loan Agreement, the Loan Parties obtained a secured term loan facility in the aggregate principal amount of $800 million, and, at the option of the Loan Parties, may obtain a new construction loan facility in the aggregate principal amount of $80 million in the event the Gaylord Rockies joint venture pursues a future expansion (the “Rockies Loan”).

The Rockies Loan matures in July 2023, has three one-year extension options, subject to certain requirements in the Gaylord Rockies Loan Agreement, and bears interest at an annual rate equal to LIBOR plus 2.50%. The borrowings under the Rockies Loan are secured by a deed of trust lien on the Gaylord Rockies real estate and related assets. The loan is interest-only during the initial term, with monthly principal payments of $1 million each payable during the extension terms only if the project fails to meet certain debt service coverage ratio hurdles.

Simultaneously with the closing under the Gaylord Rockies Loan Agreement, the Gaylord Rockies joint venture entered into an interest rate swap to fix the LIBOR portion of the interest rate at 1.65% for the first three years of the Gaylord Rockies Loan Agreement.

Pursuant to the Gaylord Rockies Loan Agreement, the Loan Parties will be subject to customary covenants relating to the operations of the Loan Parties and the operation of the Gaylord Rockies. Upon the occurrence of any default under the Gaylord Rockies Loan Agreement, the entire principal amount outstanding under the Gaylord Rockies Loan Agreement, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Ryman Hospitality Properties, Inc. (the “Company”) and RHP Hotel Properties, LP, and an affiliate of the other principal owner of the Gaylord Rockies joint venture, entered into limited repayment and carry guaranties that, in the aggregate, guarantee repayment of 10% of the principal debt, together with interest and operating expenses. Generally the loan is non-recourse to the Company, subject to (i) those limited guaranties (which are to be released once the Gaylord Rockies achieves a certain debt service coverage threshold), (ii) a completion guaranty in the event the expansion is pursued and (iii) customary non-recourse carve-outs.

The Gaylord Rockies joint venture will use the loan proceeds to repay the previously-outstanding construction and mezzanine loans and, after repayment of expenses, will distribute excess proceeds to its owners. The Company, which owns 61.2% of the Gaylord Rockies joint venture, expects to receive a distribution of approximately $153 million, which it will use to repay a portion of the outstanding indebtedness under its revolving credit facility.

Certain lenders under the Gaylord Rockies Loan Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business of the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Gaylord Rockies Loan Agreement is qualified in its entirety by reference to the Gaylord Rockies Loan Agreement, which is attached as Exhibit 10.1 and incorporated herein by this reference. The foregoing disclosures are made in light of the Company’s consolidated financial statements reflecting all the Gaylord Rockies assets and liabilities as of December 31, 2018, and the Gaylord Rockies results of operations as of January 1, 2019.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

ITEM 8.01.	OTHER EVENTS.

On July 2, 2019, the Company issued a press release announcing the refinancing pursuant to the Gaylord Rockies Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

10.1*	Second Amended and Restated Loan Agreement entered into as of July 2, 2019, among the Loan Parties, Wells Fargo Bank, National Association, as administrative agent, and the financial institutions from time to time party thereto.

99.1	Press Release of Ryman Hospitality Properties, Inc. dated July 2, 2019.

*

Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: July 5, 2019	By:	/s/ Scott Lynn
Name: Scott Lynn
Title: Executive Vice President, General Counsel and Secretary